FOR IMMEDIATE RELEASE
Company Contact:	Investor Relations Contacts:	Media Contact:
AngioDynamics, Inc. D. Joseph Gersuk, CFO (800) 772-6446 x1608 jgersuk@AngioDynamics.com	EVC Group, Inc. Greg Gin/Doug Sherk (646) 445-4801; (415) 652-9100 ggin@evcgroup.com; dsherk@evcgroup.com	EVC Group, Inc. Chris Gale (646) 201-5431 cgale@evcgroup.com

Scott Solano to Depart AngioDynamics

ALBANY, N.Y. (September 22, 2011) – AngioDynamics (NASDAQ: ANGO), a leading provider of innovative, minimally invasive medical devices for vascular access, surgery, peripheral vascular disease and oncology, announced that Scott Solano, Senior Vice President and Chief Technology Officer, has resigned his position effective October 14, 2011, to pursue other interests. Mr. Solano joined AngioDynamics in September 2010.

“We are disappointed that Scott has decided to leave AngioDynamics,” said Joseph DeVivo, President & CEO. “During the past year, Scott contributed significantly to our technology direction and product pipeline. With Scott’s full cooperation, we are implementing an orderly transition of his responsibilities.”

“My decision to leave AngioDynamics is a personal one,” said Mr. Solano. “I believe the Company is well positioned for future growth and wish all of the employees great success in the years ahead.”

About AngioDynamics
AngioDynamics, Inc. is a leading provider of innovative, minimally invasive medical devices used by professional healthcare providers for vascular access, surgery, peripheral vascular disease and oncology. AngioDynamics’ diverse product lines include market-leading ablation systems, vascular access products, angiographic products and accessories, angioplasty products, drainage products, thrombolytic products, embolization products and venous products. More information is available at www.AngioDynamics.com.

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